Contact:

Media:

Pam Rasmussen, Digene

(301) 944-7196

http://www.digene.com/

CHARLES M. FLEISCHMAN RESIGNS AS DIGENE PRESIDENT, COO AND CHIEF
FINANCIAL OFFICER

– Joseph P. Slattery Named Chief Financial Officer –

Gaithersburg, MD, Aug. 23, 2006 – Digene Corporation (NASDAQ: DIGE) today announced that Charles M. Fleischman, Digene’s President, Chief Operating Officer and Chief Financial
Officer, is resigning from those positions as well as from the Board of Directors of the company.
His resignation as Chief Financial Officer is effective Oct. 1, 2006, when he will be succeeded by Joseph P. Slattery, currently Digene’s Senior Vice President, Finance and Information
Systems.  The other resignations will be effective Oct. 31, 2006. It is not currently contemplated that the positions of President and Chief Operating Officer will be filled.

Mr. Fleischman, 48, came to Digene in 1990 and played a significant role in building the company from its early start-up stage through the successful development and commercialization of its HPV test and its initial public offering, to its current status as a leader in women’s health and HPV diagnostics — a profitable company with growing revenues, excellent gross margins, increasing earnings and a strong balance sheet. He has been instrumental in helping Digene change the way molecular diagnostics are created and commercialized, and in helping cervical cancer screening enter a new era of clinical practice.

Following 16 years of intense and all-consuming efforts at Digene, Mr. Fleischman believes that now is the time for him to begin the next chapter in his life, and that Digene is strongly well positioned and prepared to drive the continued success of the company.

Evan Jones, Chairman and Chief Executive of Digene, said, “As a co-founder of Digene, Chuck has made an incalculable contribution to the success of the company. His determination, hard work and expertise have played a major part in our development from a scientific concept to a business with a market capitalization of approximately $1 billion that has successfully reshaped the standard of care for women. We thank him and wish him every success in the next stage of his professional life. With the appointment of Joe Slattery, we are ensuring that the financial management of Digene remains in excellent and experienced hands as we look to move the company into the next phase of its growth as a leader in diagnostics.”

Following his resignation, Mr. Fleischman will receive severance payments and other benefits from the company under a separation agreement.

Mr. Slattery, 41, has been a member of senior management at the company for 10 years. He has served as Digene’s Senior Vice President of Finance and Information Systems for the past four years, with responsibility for the company’s global finance and information technology operations.  Mr. Slattery joined Digene as Controller in 1996, just prior to the company’s initial public offering, and was promoted to Vice President of Finance in 1999.  Before joining Digene, he served as a manager at KPMG and as a staff auditor at Ernst & Young.  He holds a bachelor’s of science degree in accounting from Bentley College and is a certified public accountant.

As previously announced, the Nominating & Corporate Governance Committee of the Board of
Directors is overseeing a search for a new Chief Executive Officer.  Digene’s Chairman and
CEO, Evan Jones, will continue in that role until a new CEO has been named.  SpencerStuart is assisting the committee.

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the U.S.
Food and Drug Administration (FDA), for both follow-up evaluation in women with inconclusive Pap test results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com.  Digene’s HPV test is also CE-marked in Europe both routine, primary screening and follow-up evaluation of women with inconclusive Pap test results. It is marketed in more than 40 countries worldwide.  In addition, Digene’s product portfolio includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com. Investors and journalists also may contact Pam Rasmussen, (301) 944-7196.

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